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                                                                   EXHIBIT 10.15

                                                                  EXECUTION COPY

January 13, 1999

Larry McGee
Houston, Texas

Dear Larry:

Below is our offer of employment for the position of; Corporate VP of Development, specifically dealing with Mergers and Acquisitions. In your capacity, you will be directly responsible for coordinating the total acquisition process, ensuring that the proformas are correctly completed, the due diligence is completed, tax planning areas are reviewed, audits are scheduled and followed up, EBITDA reconciliation's are prepared, and to coordinate the accounting and systems integration within the Regions, Divisions, etc. In addition, you will assist the corporation in projects related to raising capital and an IPO.

1. Base Salary of $125,000 per year, $135,000 at $125 million IESI Corporation revenue run rate, $145,000 at $175 million IESI Corporation revenue run rate.

2. Bonus Plan, 20% of Base Salary, if Corporation achieves the budgeted EBITDA margin for 1999.

3.  Stock Options - 30,000 shares valued at our current value of $10/share.

4.  Car Allowance - $500 per month.

5. Severance - IESI will pay you 1 year of your current base salary in effect if terminated by the company for any reason except for cause. Cause is defined as (1) any act by you of fraud or dishonesty with respect to any aspect of IESI's business, (2) drug or alcohol abuse or related behavior that impedes job performance, (3) misappropriation of corporate funds, (4) conviction of a felony or crime. Payment of severance would be made to you via payroll checks, net of applicable taxes, in 26 equal biweekly checks. IESI Corporation reserves the right to accelerate the severance payment(s) to you.

6.  Vacation - Three weeks per year starting on 1/1/1999.

7. 401k entry date 1/1/2000. Employee contribution from 1-15% of salary, IESI matches 50% of the first 6% contributed. Three (3) year vesting period from date of hire on the Company's match.

8. Medical and Dental Coverage - for you or you and your family. Waiting period is 60 days from date of hire, plus number of days to beginning of the next month (maximum waiting period is 90 days). Current entrance date is 4/1/99.

9.  Life Insurance - Two (2) times your annual salary.

10. Long Term Disability.

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11. Relocation:

    a. IESI Corporation will pay a lump sum $30,000 plus the effect of income taxes.

    b. IESI will pay for the moving van directly. The cost of the moving van will be deducted from the lump sum payment prior to the calculation of income taxes.

    c. After six months, travel expenses directly related to temporary living expenses while in the Dallas Ft. Worth area, will be deducted from the lump sum payment prior to the calculation of income taxes.

12. Start Date - Immediate.

Sincerely,                                  Accepted:


Thomas J. Cowee                              /s/ Larry McGee             1/13/97
VP and CFO                                  ------------------------------------
                                            Larry McGee                  Date